Exhibit 99.1

For Immediate Release
	Contacts:	Lorne E. Phillips, CFO Pioneer Drilling Company 210-828-7689
Lisa Elliott / lelliott@drg-l.com Anne Pearson / apearson@drg-l.com DRG&L / 713-529-6600

Pioneer Drilling Reports First Quarter 2011 Results

SAN ANTONIO, Texas, May 5, 2011 – Pioneer Drilling Company, Inc. (NYSE Amex: PDC) today reported financial and operating results for the three months ended March 31, 2011. Some of the operational highlights include:

•	One new-build contract signed for a 1500 horsepower AC drilling rig

•	Nine additional term contracts signed for drilling rigs relocating to West Texas

•	Fourteen additional wireline units added year-to-date

•	Three additional well service rigs added year-to-date

Financial Results

Revenues for the first quarter were $153.3 million, compared with $148.6 million for the fourth quarter of 2010 (“the prior quarter”) and $86.0 million for the first quarter of 2010 (“the year-earlier quarter”). The increase from the prior quarter was primarily due to a higher percentage of turnkey work during the first quarter, as well as higher average revenue rates for our Production Services Division and slightly higher utilization rates for our Drilling Services equipment. The increase from a year ago was due to an increase in average revenue rates and utilization rates for both divisions.

Net loss reported for the first quarter was $6.0 million, or $0.11 per share, compared with a net loss for the prior quarter of $6.0 million, or $0.11 per share, and a net loss for the year-earlier quarter of $14.5 million, or $0.27 per share. First quarter 2011 results were reduced by a $7.3 million charge, or $0.13 per share, for a net-worth tax on our Colombian operations that was non-recurring and not deductible for income tax purposes. Adjusted Net Earnings(1) and Adjusted Diluted EPS,(2) which exclude the net-worth tax expense for Colombian operations were $1.3 million and $0.02 per share, respectively, for the first quarter of 2011.

First quarter Adjusted EBITDA(3) decreased to $31.7 million from $37.7 million in the prior quarter, primarily due to the $7.3 million net-worth tax for our Colombian operations, but increased substantially over Adjusted EBITDA of $9.2 million in the year-earlier quarter.

Operating Results

Revenues for the Drilling Services Division were $99.8 million in the first quarter, a 5% increase over the prior quarter and a 79% increase from the year-earlier quarter. During the first quarter, the utilization rate for our drilling rig fleet averaged 65%, up slightly from 64% in the prior quarter, and average drilling revenues per day increased 5% from the prior quarter. First quarter utilization was up sharply from the year-earlier quarter, which averaged 49%, while average drilling revenues per day were 36% higher versus a year ago. Drilling Services margin(4) increased to $7,769 per day in the first quarter as compared to $7,679 per day in the prior quarter and $3,145 per day in the year-earlier period.

Revenues for the Production Services Division were $53.6 million in the first quarter, down less than 1% from the prior quarter and a 77% increase from the year-earlier quarter. First quarter Production Services margin(4) as a percentage of revenue fell to 38% from 41% in the prior quarter but increased compared to 34% for the year-earlier quarter.

“We have now turned the corner on profitability and are again back to growing our three core businesses: land drilling, wireline services and well services,” said Wm. Stacy Locke, President and CEO of Pioneer Drilling. “Excluding the non-recurring net-worth tax in Colombia, we would have generated positive net earnings in the first quarter.

In our Drilling Services Division, we are actively marketing our latest new-build rig designs. To date, we have secured one new-build contract for a 1500 horsepower AC drilling rig to be delivered in the first quarter of 2012, and we are in discussions on several other new-build opportunities.

We have executed another nine term contracts to relocate rigs to our new West Texas drilling division. Eight of the nine rigs will be operating under one-year term contracts, with the ninth rig under a six-month term contract. Most of these rigs are presently stacked in North and East Texas. We expect that the expansion into West Texas will allow us to improve our rig utilization to over 80% by year-end. Currently, 32 of our 71 drilling rigs are operating under term contracts, or approximately 65% of our working drilling rigs.

In our Production Services Division, we plan to grow our wireline unit fleet by 17 units, or 20%, and our well service rig fleet by six units, or 8%, in 2011. To date, we have already added 14 wireline units and three well service rigs. We continue to see tremendous growth opportunities in existing and new unconventional plays. During the first quarter, we added production services equipment to the Eagle Ford, Bakken, Niobrara and Marcellus shale plays.

“Our utilization levels in our Production Services Division were reduced this quarter due to normal seasonality and unusually disruptive weather in February. Activity levels have increased recently, resulting in well service utilization averaging 88% for the month of April.

“Despite increasing utilization rates and Adjusted EBITDA, we expect the Drilling Services margin per day to trend slightly down through the remainder of 2011 as we add drilling rigs in our West Texas drilling division. This is due to lower daywork drilling rates in West Texas as compared to daywork drilling rates in the shale regions. In the second quarter of 2011, we expect drilling rig utilization to average between 67% and 69% and Drilling Services margin to be flat to down by $300 per day when comparing to the first quarter. In Production Services, we expect revenues to be up 5% to 10% and margin as a percentage of revenues to be up 1% to 3%,” Locke said.

Liquidity

Working capital was $77.1 million at March 31, 2011, compared to $76.1 million at December 31, 2010. Our cash and cash equivalents at March 31, 2011 were $15.3 million, down from $22.0 million at year-end 2010. The decrease is primarily due to $31.4 million used for purchases of property and equipment and $2.0 million for the acquisition of production services businesses, partly offset by $12.6 million in proceeds from the sale of the ARPSs, $9.0 million of cash provided by operations and $3.5 million of net borrowings during the three months ended March 31, 2011. Currently, we have $42.0 million outstanding under our $225 million Revolving Credit Facility and $9.2 million in committed letters of credit, leaving borrowing availability of $173.8 million under this facility.

Capital Expenditures

For the three months ended March 31, 2011, capital expenditures totaled $34.7 million. Currently, we expect to spend approximately $170 million to $185 million in 2011, which includes two new-build AC drilling rigs, six well service rigs, 17 wireline units, upgrades to drilling rigs being relocated to West Texas and routine capital expenditures. Actual capital expenditures may vary depending on our ability to obtain term drilling contracts for new-build rigs and other equipment fleet expansions.

Conference Call

Pioneer’s management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time), to discuss these results. To participate in the call, dial 480-629-9818 at least 10 minutes early and ask for the Pioneer Drilling conference call. A replay will be available after the call ends and will be accessible until May 12, 2011. To access the replay, dial (303) 590-3030 and enter the pass code 4432791#.

A broadcast of the conference call will also be available on the Internet at Pioneer’s Web site at www.pioneerdrlg.com. To listen to the live call, visit Pioneer’s Web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&L at (713) 529-6600 or e-mail dmw@drg-l.com.

About Pioneer

Pioneer Drilling Company provides contract land drilling services to independent and major oil and gas operators in Texas, Louisiana, Oklahoma, Kansas, the Rocky Mountain and Appalachian regions and internationally in Colombia through its Pioneer Drilling Services Division. The Company also provides well service rig, wireline and fishing and rental services to producers in the U.S. Gulf Coast, Mid-Continent, Rocky Mountain and Appalachian regions through its Pioneer Production Services Division. Its fleet consists of 71 land drilling rigs that drill at depths ranging from 6,000 to 25,000 feet, 77 well service rigs (71 550-horsepower rigs, five 600-horsepower rigs and one 400-horsepower rig), 98 wireline units, and fishing and rental tools.

Cautionary Statement Regarding Forward-Looking Statements,

Non-GAAP Financial Measures and Reconciliations

Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in this news release as a result of a variety of factors, including general economic and business conditions and industry trends; levels and volatility of oil and gas prices; decisions about onshore exploration and development projects to be made by oil and gas producing companies; risks associated with economic cycles and their impact on capital markets and liquidity; the continued demand for the drilling services or production services in the geographic areas where we operate; the highly competitive nature of our business; our future financial performance, including availability, terms and deployment of capital; the supply of marketable drilling rigs, well service rigs and wireline units within the industry; the continued availability of drilling rig, well service rig and wireline unit components; the continued availability of qualified personnel; the success or failure of our acquisition strategy, including our ability to finance acquisitions and manage growth; changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our annual report on Form 10-K for the year ended December 31, 2010. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this news release, or in our annual report on Form 10-K could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether, as a result of new information, future events or otherwise. We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.

(1)	“Adjusted Net Earnings” represents net loss as reported less the net-worth tax expense for our Colombian operations. Adjusted Net Earnings is not a measure of financial performance under U.S. Generally Accepted Accounting Principles (GAAP), and may not be comparable to other similarly titled measures reported by other companies. We believe that excluding the specified item from net loss as reported provides a more meaningful comparison to the corresponding reported period(s) and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, and provides management with a more relevant measurement of operating performance. A reconciliation of Adjusted Net Earnings to net loss as reported is included in the tables to this news release.

(2)	“Adjusted Diluted EPS” represents Adjusted Net Earnings divided by the diluted weighted-average number of shares outstanding. Adjusted Diluted EPS is not a measure of financial performance under GAAP, and may not be comparable to other similarly titled measures reported by other companies. We believe that excluding the specified item from dilutive earnings per share (EPS) as reported provides a more meaningful comparison to the corresponding reported period(s) and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, and provides management with a more relevant measurement of operating performance.
(3)	We define Adjusted EBITDA as earnings (loss) before interest income (expense), taxes, depreciation, amortization and any impairments. Although not prescribed under GAAP, we believe the presentation of Adjusted EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. A reconciliation of net loss as reported to Adjusted EBITDA is included in the tables to this press release. Adjusted EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.
(4)	Drilling Services margin represents contract drilling revenues less contract drilling operating costs. Production Services margin represents production services revenues less production services operating costs. We believe that Drilling Services margin and Production Services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under GAAP. However, Drilling Services margin and Production Services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer management. A reconciliation of Drilling Services margin and Production Services margin to net loss as reported is included in the tables to this press release. Drilling Services margin and Production Services margin as presented may not be comparable to other similarly titled measures reported by other companies.

– Financial Statements and Operating Information Follow –

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2011	2010	2010
Revenues:
Drilling services	$99,756	$55,817	$94,616
Production services	53,593	30,204	54,002

Total revenues	153,349	86,021	148,618

Costs and Expenses:
Drilling services	67,509	45,903	62,727
Production services	33,228	19,965	31,607
Depreciation and amortization	32,256	28,871	31,536
General and administrative	14,521	11,473	15,287
Bad debt (recovery) expense	(84)	(75)	597

Total costs and expenses	147,430	106,137	141,754

Income (loss) from operations	5,919	(20,116)	6,864

Other (expense) income:
Interest expense	(7,549)	(4,094)	(7,848)
Interest income	10	20	27
Impairment of investments	—	—	(3,331)
Other	(6,517)	484	(732)

Total other expense	(14,056)	(3,590)	(11,884)

Loss before income taxes	(8,137)	(23,706)	(5,020)
Income tax (expense) benefit	2,102	9,159	(972)

Net loss	$(6,035)	$(14,547)	$(5,992)

Loss per common share:
Basic	$(0.11)	$(0.27)	$(0.11)

Diluted	$(0.11)	$(0.27)	$(0.11)

Weighted-average number of shares outstanding:
Basic	53,968	53,717	53,876
Diluted	53,968	53,717	53,876

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2011	December 31, 2010
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$15,311	$22,011
Short-term investments	—	12,569
Receivables, net of allowance for doubtful accounts	109,578	89,515
Deferred income taxes	10,359	9,867
Inventory	9,628	9,023
Prepaid expenses and other current assets	9,605	8,797

Total current assets	154,481	151,782

Net property and equipment	658,380	655,508
Intangible assets, net of amortization	21,824	21,966
Noncurrent deferred income taxes	2,477	—
Other long-term assets	10,825	12,087

Total assets	$847,987	$841,343

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,039	$26,929
Current portion of long-term debt	1,279	1,408
Prepaid drilling contracts	3,719	3,669
Accrued expenses	40,321	43,634

Total current liabilities	77,358	75,640

Long-term debt, less current portion	283,363	279,530
Other long-term liabilities	14,158	9,680
Noncurrent deferred income taxes	80,288	80,160

Total liabilities	455,167	445,010
Total shareholders’ equity	392,820	396,333

Total liabilities and shareholders’ equity	$847,987	$841,343

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three months ended
	March 31,
	2011	2010
Cash flows from operating activities:
Net loss	$(6,035)	$(14,547)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	32,256	28,871
Allowance for doubtful accounts	(84)	(75)
(Gain) loss on dispositions of property and equipment	923	(772)
Stock-based compensation expense	1,712	1,760
Amortization of debt issuance costs and discount	742	417
Deferred income taxes	(2,823)	(2,307)
Change in other long-term assets	734	(1,722)
Change in other long-term liabilities	4,477	2,864
Changes in current assets and liabilities	(22,858)	(18,644)

Net cash provided by (used in) operating activities	9,044	(4,155)

Cash flows from investing activities:
Acquisition of production services businesses	(2,000)	—
Purchases of property and equipment	(31,379)	(25,017)
Proceeds from sale of property and equipment	786	949
Proceeds from sale of auction rate securities	12,569	—

Net cash used in investing activities	(20,024)	(24,068)

Cash flows from financing activities:
Debt repayments	(13,529)	(235,738)
Proceeds from issuance of debt	17,000	239,375
Debt issuance costs	—	(4,737)
Proceeds from exercise of options	560	9
Purchase of treasury stock	(210)	(86)
Excess tax benefit of stock option exercises	459	—

Net cash provided by (used in) financing activities	4,280	(1,177)

Net decrease in cash and cash equivalents	(6,700)	(29,400)
Beginning cash and cash equivalents	22,011	40,379

Ending cash and cash equivalents	$15,311	$10,979

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

(in thousands, except average number of drilling rigs, utilization rate, revenue days and per day information)

(unaudited)

	Three months ended
	March 31,		December 31,
	2011	2010	2010
Drilling Services Division:
Revenues	$99,756	$55,817	$94,616
Operating costs	67,509	45,903	62,727

Drilling Services margin (1)	$32,247	$9,914	$31,889

Average number of drilling rigs	71.0	71.0	71.0
Utilization rate	65%	49%	64%
Revenue days	4,151	3,152	4,153

Average revenues per day	$24,032	$17,708	$22,783
Average operating costs per day	16,263	14,563	15,104

Drilling Services margin per day (2)	$7,769	$3,145	$7,679

Production Services Division:
Revenues	$53,593	$30,204	$54,002
Operating costs	33,228	19,965	31,607

Production Services margin (1)	$20,365	$10,239	$22,395

Combined:
Revenues	$153,349	$86,021	$148,618
Operating Costs	100,737	65,868	94,334

Combined margin	$52,612	$20,153	$54,284

Adjusted EBITDA (3) & (4)	$31,658	$9,239	$37,668

(1)	Drilling Services margin represents contract drilling revenues less contract drilling operating costs. Production Services margin represents production services revenue less production services operating costs. We believe that Drilling Services margin and Production Services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under generally accepted accounting principles. However, Drilling Services margin and Production Services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. A reconciliation of Drilling Services margin and Production services margin to net loss as reported is included in the table on the following page. Drilling Services margin and Production Services margin as presented may not be comparable to other similarly titled measures reported by other companies.
(2)	Drilling Services margin per revenue day represents the Drilling Services Division’s average revenue per revenue day less average operating costs per revenue day.
(3)	We define Adjusted EBITDA as earnings (loss) before interest income (expense), taxes, depreciation, amortization and any impairments. Although not prescribed under GAAP, we believe the presentation of Adjusted EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered in isolation from or as a substitute for net earnings (loss) as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. A reconciliation of net loss as reported to Adjusted EBITDA is included in the table below. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

See following page for footnote (4).

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Reconciliation of Combined Drilling Services and Production Services Margin

and Adjusted EBITDA to Net Loss

(in thousands)

(unaudited)

	Three months ended
	March 31,		December 31,
	2011	2010	2010

Combined margin	$52,612	$20,153	$54,284

General and administrative	(14,521)	(11,473)	(15,287)
Bad debt recovery (expense)	84	75	(597)
Other income (expense) (4)	(6,517)	484	(732)

Adjusted EBITDA (3) & (4)	31,658	9,239	37,668

Depreciation and amortization	(32,256)	(28,871)	(31,536)
Interest income (expense), net	(7,539)	(4,074)	(7,821)
Impairment of investments	—	—	(3,331)
Income tax benefit (expense)	2,102	9,159	(972)

Net Loss	$(6,035)	$(14,547)	$(5,992)

(4)	Our Adjusted EBITDA for the first quarter of 2011 decreased, as compared to the prior quarter, primarily due to the $7.3 million net-worth tax expense for our Colombian operations included in other income (expense). In addition, reconciliation of net loss as reported to Adjusted Net Earnings excluding the effect of the net-worth tax expense for our Colombian operations follows.

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Reconciliation of Net Loss as Reported to Adjusted Net Earnings and

Diluted EPS as Reported to Adjusted Diluted EPS

(in thousands, except per share data)

(unaudited)

Three months ended March 31, 2011

Net loss, as reported	$(6,035)

Net-worth tax expense for Colombian operations	7,291
Income tax benefit from net-worth tax expense	—

Adjusted Net Earnings (5)	$1,256

Basic weighted-average number of shares outstanding, as reported	53,968
Effect of dilutive securities	1,254

Diluted weighted-average number of shares outstanding	55,222

Adjusted Diluted EPS (6)	$0.02

Diluted EPS impact of net-worth tax expense for Colombian operations	(0.13)

Diluted EPS as reported	$(0.11)

(5)	“Adjusted Net Earnings” represents net loss as reported less the net-worth tax expense for our Colombian operations. Adjusted Net Earnings is not a measure of financial performance under GAAP, and may not be comparable to other similarly titled measures reported by other companies. We believe that excluding the specified item from net loss as reported provides a more meaningful comparison to the corresponding reported period(s) and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, and provides management with a more relevant measurement operating performance.
(6)	“Adjusted Diluted EPS” represents Adjusted Net Earnings divided by the diluted weighted-average number of shares outstanding. Adjusted Diluted EPS is not a measure of financial performance under GAAP, and may not be comparable to other similarly titled measures reported by other companies. We believe that excluding the specified item from dilutive EPS as reported provides a more meaningful comparison to the corresponding reported period(s) and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, and provides management with a more relevant measurement of operating performance.

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Capital Expenditures

(in thousands)

(unaudited)

	Three months ended
	March 31,		December 31,
	2011	2010	2010
Capital expenditures:

Drilling Services Division:
Routine and tubulars	$10,051	$1,982	$5,850
Discretionary	8,200	17,038	19,740
New-builds and acquisitions	—	—	—

	18,251	19,020	25,590
Production Services Division:
Routine	1,714	1,482	1,950
Discretionary	4,572	250	216
New-builds and acquisitions	6,842	4,265	3,338

	13,128	5,997	5,504

Net cash used for purchases of property and equipment	31,379	25,017	31,094
Net effect of accruals	3,315	11,052	(12,127)

Total capital expenditures	$34,694	$36,069	$18,967

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Drilling Rig, Well Service Rig and Wireline Unit Information

	Rig Type
	Mechanical	Electric	Total Rigs
Drilling Services Division:

Drilling rig horsepower ratings:
550 to 700 HP	6	—	6
750 to 950 HP	14	2	16
1000 HP	18	13	31
1200 to 2000 HP	3	15	18

Total	41	30	71

Drilling rig depth ratings:
Less than 10,000 feet	7	2	9
10,000 to 13,900 feet	31	7	38
14,000 to 25,000 feet	3	21	24

Total	41	30	71

Production Services Division:

Well service rig horsepower ratings:
400 HP			1
550 HP			71
600 HP			5

Total			77

Wireline units			98

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